Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor
Relations, 952-806-1707

For Immediate Release

REGIS REPORTS THIRD QUARTER 2016 RESULTS

MINNEAPOLIS, April 28, 2016 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its third fiscal quarter ended March 31, 2016 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and, as adjusted, after-tax results of operations are not comparable to prior periods.

•Sales of $442.6 million, a decline of ($11.4) million. Same-store sales decreased (0.4)%.

◦	Same-store service sales increased 0.3% and same-store product sales decreased (3.5)%.

◦	Same-store sales increased 1.0% in North American Value salons, led by increases in Supercuts and SmartStyle of 2.9% and 1.7%, respectively.

◦	Franchise revenues grew 9.1%.
•GAAP operating income of $5.6 million compared to $5.4 million in the prior year quarter.
•GAAP net loss of ($2.1) million or ($0.04) per diluted share.

◦	Includes ($0.13) per diluted share impact due to the deferred tax valuation allowance on income tax expense.

•	EBITDA, as adjusted, of $22.5 million compares to $22.9 million in the prior year quarter.

◦
Decline of ($0.4) million mainly from minimum wage and inflation, increased healthcare costs, stylist productivity, planned strategic investments, same-store sales declines and retail promotions, partly offset by cost savings, lapping certain costs in the prior year quarter, lower self-insurance reserves, franchise growth and improved inventory management.

•	Diluted EPS, as adjusted, was ($0.06) compared to ($0.08) in the prior year quarter.

◦
Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, improved $0.05 per share compared to the prior year quarter. Primary drivers of this improvement were lower depreciation, tax credits, and reduced shares outstanding.

•	The current quarter GAAP net loss includes net discrete income of $1.0 million. The prior year quarter GAAP net loss includes net discrete expense of $0.2 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Our third quarter performance consists of three different story lines. First, our North American Value business, representing approximately 85% of our total fleet, continues to demonstrate improvement. In this segment, we reported 100 basis points of same-store sales improvement for the quarter compared to a 30 basis point decline in the prior year quarter. Supercuts and SmartStyle, our two national brands representing more than 50% of our overall salon portfolio, posted combined same-store sales improvement of 220 basis points, compared to 70 basis points in the prior year quarter. These national brands have now achieved year-to-date combined same-store sales of 350 basis points, and reinforces how our key strategies are leading to improved execution. We also continued to grow our franchise base, posting quarter and year-to-date revenue gains of 9.1% and 8.3%, respectively. Our franchise business has enabled us to expand our Supercuts footprint and is contributing to revenue, cash flow and the Supercuts advertising fund. Our Supercuts national TV advertising program has positively impacted both our franchise and corporate Supercuts business.
“The second story line is in our mall business, comprised primarily of our North American Premium and MasterCuts businesses. We continue to face challenges in this portion of our business model and reported combined same-store sales declines of 600 basis points in the quarter. Our primary focus has been on turning the value business and our results indicate we have made good progress. We are now in the process of increasing our attention on the mall-based salons and will continue to implement strategies to address this smaller portion of the business.
“The third story line relates to our retail product business. While retail comps have improved 200 basis points year-to-date, they declined 350 basis points in the quarter. The consumer didn't respond as well as we had planned to our January and February promotion. While not the retail results we expected, we learned from it. We launched a new promotion in March and saw improved retail performance. The promotion was easier and more fun for stylists to engage guests to buy retail products and included a great incentive for service guests to buy product.”
Mr. Hanrahan concluded, “Improvements in our North American Value business are a direct result of our key strategies focused on Leadership Development, Technical Education and Asset Protection as we drive to make Regis the place where stylists can have successful and satisfying careers. We are transforming a culture comprised of 45,000 stylists, 7,000 salons, and over 1,000 field leaders and we are moving in the right direction. While the transformation and improvement will not be linear, it is essential to creating a great environment for stylists and growing guest traffic. We have work to do to drive sustainable growth in guest traffic which will enable us to realize the potential of each of our salons and result in long-term growth and shareholder value.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended March 31,		Nine Months Ended March 31,		Fiscal Years Ended June 30,
	2016	2015(1)	2016	2015(1)	2015(1)	2014(1)
	(Dollars in millions)
Revenue	$442.6	$454.0	$1,343.2	$1,374.4	$1,837.3	$1,892.4

Revenue decline %	(2.5)	(3.7)	(2.3)	(2.4)	(2.9)	(6.3)

Same-Store Sales %	(0.4)	(0.7)	0.8	(0.1)	(0.3)	(4.8)
Same-Store Average Ticket % Change	2.6	1.7	2.9	1.6	1.6	1.3
Same-Store Guest Count % Change	(3.0)	(2.4)	(2.1)	(1.7)	(1.9)	(6.1)

Cost of Service and Product %, U.S. GAAP reported and as adjusted (2)	60.4	59.1	60.2	59.5	59.3	59.1
Cost of Service %, U.S. GAAP reported and as adjusted (2)	63.1	61.6	63.0	61.8	61.8	61.3
Cost of Product %, U.S. GAAP reported (2)	49.6	49.5	50.0	50.6	49.7	50.3
Cost of Product %, as adjusted (2)	49.6	49.5	50.0	50.6	49.7	50.1

Site operating expense as % of total revenues, U.S. GAAP reported	9.7	10.4	10.3	10.5	10.5	10.8
Site operating expense as % of total revenues, as adjusted	9.8	10.5	10.3	10.8	10.6	10.9

General and administrative as % of total revenues, U.S. GAAP reported	9.6	9.7	10.0	9.9	10.1	9.1
General and administrative as % of total revenues, as adjusted	9.8	10.0	9.9	9.9	10.1	9.1

Operating income (loss) as % of total revenues, U.S. GAAP reported	1.3	1.2	0.5	0.3	0.2	(1.8)
Operating income as % of total revenues, as adjusted	1.0	0.8	0.6	0.0	0.1	0.0

EBITDA	23.6	24.6	47.1	54.2	73.8	56.5
EBITDA, as adjusted	22.5	22.9	62.9	62.1	86.5	100.8
____________________________________

(1)     Amounts for fiscal years 2015 and 2014 have been revised.
(2)     Excludes depreciation and amortization.

Third Quarter Results:
Revenues. Revenue in the quarter of $442.6 million declined $11.4 million, or 2.5%, compared to the prior year quarter. Same-store sales decreased 0.4% compared to the prior year quarter. Management estimates the shift of Easter from April of last year to March of this year positively impacted same-store sales by approximately 40 basis points during the third quarter of the current year, and expects this impact to reverse in the upcoming fourth quarter.
Service revenues were $344.1 million, an $8.0 million, or 2.3%, decrease compared to the prior year quarter. During this period, same-store service sales increased 0.3%, driven by an increase in average ticket of 2.9%, partly offset by a decline in guest traffic of 2.6%. The offsetting 260 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 223 salons and foreign currency.
Product revenues were $86.7 million, a decrease of $4.4 million, or 4.9%, compared to the prior year quarter. Product same-store sales for the quarter decreased 3.5%, driven by a decrease in average ticket of 4.5%, partly offset by a 1.0% increase in guest transactions. The additional 140 basis point decline in product revenues compared to the prior year quarter was primarily due to a net reduction of 223 salons and foreign currency.
Royalties and fees were $11.8 million, an increase of $1.0 million, or 9.1% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 181 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, increased 130 basis points to 60.4% when compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter increased 150 basis points versus the prior year quarter, to 63.1%. The primary drivers were higher health insurance costs, state minimum wage increases, stylist productivity, and Easter Sunday pay.
Cost of product as a percent of product revenues was 49.6%, an increase of 10 basis points, when compared to the prior year quarter. Higher promotional activity was partly offset by improved salon-level inventory management.
Site Operating Expenses. Site operating expenses of $42.9 million decreased $4.2 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior periods, site operating expenses decreased $4.5 million. This was primarily driven by a net reduction of 223 salons, lower self-insurance reserves, cost savings, lapping certain costs in the prior year quarter, and foreign currency.
General and Administrative. General and administrative expenses of $42.6 million decreased $1.5 million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior periods, general and administrative expenses decreased $1.9 million compared to the prior year quarter. The decrease was mainly due to lapping certain costs in the prior year quarter, cost savings and foreign currency, partly offset by planned strategic investments.
Rent. Rent expense of $74.4 million decreased $2.0 million compared to the prior year quarter. This decrease was primarily the result of a net reduction of 223 salons and foreign exchange, partly offset by rent inflation and lease termination costs.
Depreciation and Amortization. Depreciation and amortization was $17.0 million compared to $19.0 million in the prior year quarter, a decrease of $2.1 million. The decrease was primarily due to a net reduction of 223 salons.
Income Taxes. During the three months ended March 31, 2016 and 2015, the Company recognized income tax expense of $6.3 and $8.0 million, at effective tax rates of 149.2% and 227.3%, respectively.
The recorded tax expense and effective tax rates for the three and nine months ended March 31, 2016 and 2015 were different than what would normally be expected due to the impact of the deferred tax valuation allowance. The majority of the tax expense related to non-cash tax expense for tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. Income tax expense for the three and nine months ended March 31, 2016 includes non-cash expense of $5.3 and $3.4 million, respectively, related to this matter. This non-cash impact will continue as long as the Company has a valuation allowance against most of its deferred tax assets and is expected to approximate $8.0 million of expense for the year ending June 30, 2016.

Equity in Affiliates. Income from equity method investments and affiliated companies was flat compared to loss of $0.3 million in the prior year quarter. The prior year loss of $0.3 million was comprised of the Company's portion of EEG's loss.
EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $22.5 million, a decrease of $0.4 million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter were $1.0 million of income, comprised of the following items:
Income:

•	Prior years' self-insurance reserves adjustment of $0.4 million, net.

•	Gain on life insurance proceeds of $1.2 million.
Expense:

•	Legal fees of $0.4 million.

•	Expenses associated with financing arrangements of $0.2 million.

Capital Allocation. During the third quarter, the Company repurchased 1.4 million shares for $20.0 million at an average price of $14.35 per share, excluding transaction costs. At March 31, 2016, approximately $64 million remained outstanding under the Company's existing share repurchase authorization.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing third quarter results today, April 28, 2016, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing (800) 946-0744 and entering access code 2664226. A replay of the presentation will be available later in the day. The replay phone number is (888) 203-1112, access code 2664226.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of March 31, 2016, the Company owned, franchised or held ownership interests in 9,508 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; changes in tax rates; the effect of changes to healthcare laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; reliance on management information systems; reliance on external vendors; changes in distribution channels of manufacturers; financial performance of our franchisees; internal control over the accounting for leases; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; financial performance of Empire Education Group; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share data)

	March 31, 2016 (Unaudited)	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$141,131	$212,279
Receivables, net	23,699	24,631
Inventories	139,614	128,610
Other current assets	56,986	62,762
Total current assets	361,430	428,282

Property and equipment, net	186,644	218,157
Goodwill	417,273	418,953
Other intangibles, net	15,600	17,069
Investment in affiliates	525	15,321
Other assets	52,930	64,233

Total assets	$1,034,402	$1,162,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligations, current	$—	$2
Accounts payable	54,229	63,302
Accrued expenses	145,434	153,362
Total current liabilities	199,663	216,666

Long-term debt	120,248	120,000
Other noncurrent liabilities	199,320	197,905
Total liabilities	519,231	534,571
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding 46,449,991 and 53,664,366 common shares at March 31, 2016 and June 30, 2015, respectively	2,323	2,683
Additional paid-in capital	209,194	298,396
Accumulated other comprehensive income	4,705	9,506
Retained earnings	298,949	316,859

Total shareholders’ equity	515,171	627,444

Total liabilities and shareholders’ equity	$1,034,402	$1,162,015

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars and shares in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015(1)	2016	2015(1)
Revenues:
Service	$344,063	$352,015	$1,034,751	$1,067,079
Product	86,722	91,143	272,977	274,596
Royalties and fees	11,780	10,802	35,434	32,723
	442,565	453,960	1,343,162	1,374,398
Operating expenses:
Cost of service	217,046	216,830	651,486	659,736
Cost of product	43,000	45,117	136,420	138,924
Site operating expenses	42,912	47,116	138,145	144,057
General and administrative	42,606	44,082	134,554	135,934
Rent	74,388	76,369	223,666	230,955
Depreciation and amortization	16,992	19,044	51,877	60,815
Total operating expenses	436,944	448,558	1,336,148	1,370,421

Operating income	5,621	5,402	7,014	3,977

Other (expense) income:
Interest expense	(2,405)	(2,273)	(7,141)	(7,843)
Interest income and other, net	1,017	390	2,958	1,307

Income (loss) before income taxes and equity in loss of affiliated companies	4,233	3,519	2,831	(2,559)

Income taxes	(6,317)	(7,997)	(4,926)	(16,845)
Equity in loss of affiliated companies, net of income taxes	—	(285)	(14,783)	(11,865)

Net loss	$(2,084)	$(4,763)	$(16,878)	$(31,269)

Net loss per share:
Basic and diluted	$(0.04)	$(0.09)	$(0.34)	$(0.57)

Weighted average common and common equivalent shares outstanding:
Basic and diluted	46,991	54,837	49,287	55,248
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015(1)	2016	2015(1)
Net loss	$(2,084)	$(4,763)	$(16,878)	$(31,269)
Other comprehensive income (loss):
Foreign currency translation adjustments during the period	1,806	(6,851)	(4,801)	(15,696)
Other comprehensive income (loss)	1,806	(6,851)	(4,801)	(15,696)
Comprehensive loss	$(278)	$(11,614)	$(21,679)	$(46,965)
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Nine Months Ended March 31,
	2016	2015(1)
Cash flows from operating activities:
Net loss	$(16,878)	$(31,269)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	44,261	51,478
Equity in loss of affiliated companies	14,783	11,865
Deferred income taxes	3,607	13,393
Salon asset impairment	7,616	9,337
Gain on sale of salon assets	(827)	(723)
Stock-based compensation	7,492	6,342
Amortization of debt discount and financing costs	1,249	1,336
Other non-cash items affecting earnings	195	266
Changes in operating assets and liabilities, excluding the effects of asset sales	(22,606)	10,302
Net cash provided by operating activities	38,892	72,327

Cash flows from investing activities:
Capital expenditures	(22,689)	(29,689)
Proceeds from sale of assets	1,472	1,961
Change in restricted cash	6,985	—
Proceeds from company-owned life insurance policies	2,948	—
Net cash used in investing activities	(11,284)	(27,728)

Cash flows from financing activities:
Repayments of long-term debt and capital lease obligations	(2)	(173,749)
Repurchase of common stock	(97,033)	(32,890)
Purchase of noncontrolling interest	(684)	—
Net cash used in financing activities	(97,719)	(206,639)

Effect of exchange rate changes on cash and cash equivalents	(1,037)	(3,636)

Decrease in cash and cash equivalents	(71,148)	(165,676)

Cash and cash equivalents:
Beginning of period	212,279	378,627
End of period	$141,131	$212,951
____________________________________

(1)     Amounts for fiscal year 2015 have been revised.

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SAME-STORE SALES (1):

	For the Three Months Ended
	March 31, 2016			March 31, 2015

	Service	Retail	Total	Service	Retail	Total
SmartStyle	2.8	(0.7)	1.7	1.5	(2.2)	0.3
Supercuts	2.9	2.9	2.9	1.0	5.2	1.4
MasterCuts	(4.9)	(8.8)	(5.6)	(4.8)	(6.3)	(5.1)
Other Value	1.0	(3.4)	0.5	(1.2)	2.5	(0.8)
North American Value	1.6%	(1.4)%	1.0%	(0.2)%	(0.9)%	(0.3)%

North American Premium	(4.9)%	(12.2)%	(6.2)%	(3.3)%	(0.7)%	(2.8)%

International	(0.8)%	(5.5)%	(2.2)%	0.8%	(1.2)%	0.2%

Consolidated	0.3%	(3.5)%	(0.4)%	(0.7)%	(0.9)%	(0.7)%

	For the Nine Months Ended
	March 31, 2016			March 31, 2015

	Service	Retail	Total	Service	Retail	Total
SmartStyle	3.7	4.5	4.0	2.8	0.1	2.0
Supercuts	2.1	8.1	2.7	1.0	4.4	1.3
MasterCuts	(4.2)	(2.1)	(3.8)	(4.0)	(2.9)	(3.8)
Other Value	—	3.5	0.4	(1.1)	5.0	(0.5)
North American Value	1.4%	4.2%	1.9%	0.3%	1.1%	0.5%

North American Premium	(3.1)%	(4.8)%	(3.4)%	(3.3)%	(0.9)%	(2.8)%

International	(0.5)%	(4.5)%	(1.6)%	1.0%	(1.4)%	0.3%

Consolidated	0.5%	2.0%	0.8%	(0.3)%	0.6%	(0.1)%
____________________________________

(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	March 31, 2016	June 30, 2015
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,669	2,639
Supercuts	1,065	1,092
MasterCuts	436	466
Other Value	1,621	1,711
Regis salons	717	761
Total North American Salons (1)	6,508	6,669
Total International Salons (2)	348	356
Total Company-owned Salons	6,856	7,025

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	126	127
Supercuts	1,534	1,393
Other Value	794	804
Total North American Salons (1)	2,454	2,324
Total International Salons (2)	—	—
Total Franchise Salons	2,454	2,324

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	198	207

Grand Total, System-wide	9,508	9,556
____________________________________

(1)
The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.

(2)	Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income (loss), net loss, net loss per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and nine months ended March 31, 2016 and 2015:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Self-insurance reserves adjustments.

•	Gain on life insurance proceeds.

•	Expense associated with legal cases.

•	Professional fees.

•	Expenses associated with financing arrangements.

•	Deferred compensation adjustments.

•	Establishment of deferred tax valuation allowances.

•	Other than temporary impairment associated with our investment in Empire Education Group (EEG) and our portion of a deferred tax asset valuation allowance established by EEG.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(unaudited)

Reconciliation of U.S. GAAP operating income and net loss to equivalent non-GAAP measures
		Three Months Ended March 31,		Nine Months Ended March 31,
	U.S. GAAP financial line item	2016	2015(1)	2016	2015(1)
U.S. GAAP revenue		$442,565	$453,960	$1,343,162	$1,374,398

U.S. GAAP operating income		$5,621	$5,402	$7,014	$3,977

Non-GAAP operating adjustments (2):
Self-insurance reserves adjustments	Site operating expense	(338)	(678)	(261)	(3,726)
Gain on life insurance proceeds	General and administrative	(1,220)	—	(1,220)	—
Legal fees	General and administrative	419	(1,052)	1,582	(98)
Professional fees	General and administrative	25	—	145	—
Self-insurance reserves adjustment	General and administrative	(17)	—	(17)	—
Financing arrangements expense	General and administrative	5	—	801	—
Deferred compensation adjustments	General and administrative	—	(184)	—	(184)
Total non-GAAP operating adjustments		(1,126)	(1,914)	1,030	(4,008)
Non-GAAP operating income (loss) (3)		$4,495	$3,488	$8,044	$(31)

U.S. GAAP net loss		$(2,084)	$(4,763)	$(16,878)	$(31,269)

Non-GAAP net loss adjustments:
Non-GAAP operating adjustments		(1,126)	(1,914)	1,030	(4,008)
Financing arrangements expense	Interest expense	164	—	164	—
Deferred tax valuation allowances	Income taxes	—	2,115	—	2,115
EEG impairment and deferred tax asset valuation allowance	Equity in loss of affiliated companies, net of taxes	—	—	12,954	11,510
Total non-GAAP net loss adjustments		(962)	201	14,148	9,617
Non-GAAP net loss		$(3,046)	$(4,562)	$(2,730)	$(21,652)
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)	As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)
Adjusted operating margins for the three months ended March 31, 2016, and 2015, were 1.0% and 0.8%, respectively, and were 0.6% and 0.0% for the nine months ended March 31, 2016 and 2015, respectively, and are calculated as non-GAAP operating income (loss) divided by U.S. GAAP revenue for each respective period.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net loss per diluted share
	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015(1)	2016	2015(1)
U.S. GAAP net loss per diluted share (2)	$(0.044)	$(0.087)	$(0.342)	$(0.566)
Self-insurance reserves adjustments	(0.008)	(0.012)	(0.005)	(0.067)
Gain on life insurance proceeds	(0.026)	—	(0.025)	—
Legal fees	0.009	(0.019)	0.032	(0.002)
Professional fees	0.001	—	0.003	—
Financing arrangements expense	0.004	—	0.020	—
Deferred compensation adjustments	—	(0.003)	—	(0.003)
Deferred tax asset valuation allowances	—	0.039	—	0.038
EEG impairment and deferred tax asset valuation allowance	—	—	0.263	0.208
Non-GAAP net loss per diluted share (3)	$(0.065)	$(0.083)	$(0.055)	$(0.392)

U.S. GAAP Weighted average shares - basic and diluted	46,991	54,837	49,287	55,248
____________________________________
Notes:

(1)	Amounts for fiscal year 2015 have been revised.

(2)
For the three and nine months ended March 31, 2016, the Company recorded $6.3 and $5.0 million, respectively, of income tax expense. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended March 31, 2015, the Company evaluated GAAP diluted EPS with and without the presence of the valuation allowance and calculated an impact of $0.13 per diluted share. Diluted EPS, as adjusted, without the presence of the valuation allowance, was $0.07 and $0.02 for the three months ended March 31, 2016 and 2015, respectively, representing an improvement of $0.05 per diluted share. As a result of the valuation allowance, non-GAAP adjustments are not tax effected.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines EBITDA, as adjusted, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and nine months ended March 31, 2016 and 2015, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax and interest adjustments associated with the above items is already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to EBITDA, as adjusted. The impact of the Company's portion of the deferred tax asset valuation allowance established by EEG and the impairment on the Company's investment in EEG are already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Consolidated reported net loss, as reported (U.S. GAAP)	$(2,084)	$(4,763)	$(16,878)	$(31,269)
Interest expense, as reported	2,405	2,273	7,141	7,843
Income taxes, as reported	6,317	7,997	4,926	16,845
Depreciation and amortization, as reported	16,992	19,044	51,877	60,815
EBITDA (as defined above)	$23,630	$24,551	$47,066	$54,234

Equity in loss of affiliated companies, net of income taxes, as reported	—	285	14,783	11,865
Self-insurance reserves adjustments	(355)	(678)	(278)	(3,726)
Gain on life insurance proceeds	(1,220)	—	(1,220)	—
Legal fees	419	(1,052)	1,582	(98)
Professional fees	25	—	145	—
Financing arrangements expense	5	—	801	—
Deferred compensation adjustment	—	(184)	—	(184)
Adjusted EBITDA, non-GAAP financial measure	$22,504	$22,922	$62,879	$62,091

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenue decline, as reported (U.S. GAAP)	(2.5)%	(3.7)%	(2.3)%	(2.4)%
Effect of new stores and conversions	(0.5)	(0.6)	(0.6)	(0.7)
Effect of closed salons	2.7	2.9	2.8	2.6
Foreign currency	0.7	1.3	1.3	0.6
Other	(0.8)	(0.6)	(0.4)	(0.2)
Same-store sales, non-GAAP	(0.4)%	(0.7)%	0.8%	(0.1)%

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